CONTACT: Robert Weber

Chief Financial Officer

Harbor BioSciences, Inc.

(858) 587-9333

rweber@harborbiosciences.com

Harbor BioSciences Announces Listing Transfer to The Nasdaq Capital Market

San Diego, CA - March 17, 2010 - Harbor BioSciences, Inc. (Nasdaq: HRBR) today announced that NASDAQ has approved its application to transfer its stock listing to The Nasdaq Capital Market (the "Capital Market") from The Nasdaq Global Market, effective at the opening of business on March 18, 2010. The company's common stock will continue to be traded under the symbol "HRBR". The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as the Nasdaq Global Market.

As previously announced, the company received a letter from The Nasdaq Stock Market LLC on September 15, 2009, indicating that the company was not in compliance with the minimum bid price of $1.00 per share required by Nasdaq Marketplace Rule 4450(a)(1), which is required for listing on The Nasdaq Global Market, and providing the company with 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid rule. In anticipation of not meeting the minimum bid price requirement, the company requested, and on March 16, 2010 received, approval from NASDAQ to transfer the listing of its common stock to The Nasdaq Capital Market from The Nasdaq Global Market. As a result of the market transfer, NASDAQ granted the company an additional 180 calendar day period, or until September 13, 2010, to regain compliance with the minimum bid rule.

About Harbor BioSciences, Inc.

Harbor BioSciences is a development-stage company with two product candidates in clinical trials: Apoptone® (HE3235) in the cohort expansion portion of a Phase I/IIa trial of patients with late-stage prostate cancer, and Triolex® (HE3286), in a Phase IIa trial in obese type 2 diabetes mellitus patients. Apoptone and Triolex represent the lead candidates from Harbor BioSciences' small molecule platform based on metabolites or synthetic analogs of endogenous steroid hormones. For more information on Harbor BioSciences please visit www.harborbiosciences.com.

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